Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 4, 2023, relating to the consolidated financial statements of The Procter & Gamble Company and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 18, 2023